Exhibit 99.1

Pacific Financial Corporation Raises Annual Cash Dividend to $0.21 Per Share

ABERDEEN, WA -- December, 19, 2014 -- Pacific Financial Corporation (OTCQB:PFLC), the holding company for Bank of the Pacific, today announced that its Board of Directors increased the annual cash dividend to $0.21 per share, to holders of common stock. The dividend will be payable on January 15, 2015, to shareholders of record on January 2, 2015.

"We are delighted with this year’s results demonstrating the solid performance of our staff and the strength of our banking franchise. The 5% increase in our cash dividend is our way to share this success with our shareholders, while retaining capital to support growth," said Dennis Long, President and Chief Executive Officer.

About Pacific Financial Corporation

Pacific Financial Corporation of Aberdeen, Washington, is the bank holding company for Bank of the Pacific, a state chartered and federally insured commercial bank. Bank of the Pacific offers banking products and services to small-to-medium sized businesses and professionals in Washington and Oregon. As of September 30, 2014, the Company has total assets of $715.7 million and operated 17 branches in the communities of Grays Harbor, Pacific, Whatcom, Skagit, Clark and Wahkiakum counties in the State of Washington, and three branches in Clatsop County, Oregon. The Company also operates loan production offices in the communities of Dupont and Burlington in Washington. Visit the Company's website at www.bankofthepacific.com. Member FDIC.

Transmitted on Globe Newswire on December 19, 2014 at 6:00 a.m. PST.